Exhibit 10.6

Letter Agreement regarding NRG South Central Generating LLC Acquisition
This letter agreement (this “Letter Agreement”), dated as of February 1, 2019, is being entered into between NRG Energy, Inc. (“Seller”) and Cleco Cajun LLC (f/k/a Cleco Energy LLC) (“Purchaser”). Capitalized terms used but not defined in the Letter Agreement shall have the meaning ascribed to them in the PSA (as defined below).
Seller and Purchaser have entered into that Purchase and Sale Agreement (as amended, the “PSA”), dated as of February 6, 2018, between Seller and Purchaser, pursuant to which Seller has agreed to sell and Purchaser has agreed to Purchase the Acquired Interests on the terms and conditions more fully set forth in the PSA.
Section 13.08 of the PSA provides that the PSA may be amended, supplemented or modified by a written instrument duly executed by or on behalf of each Party, and Seller and Purchaser desire to amend, supplement and modify the PSA as provided in this Letter Agreement.
In consideration of the mutual covenants and agreements set forth in this Letter Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Purchaser agree as follows:

1.	A new definition “Commercial Operations Overhead Allocation” shall be added to the PSA as follows:
““Commercial Operations Overhead Allocation” means one hundred and seventy thousand dollars ($170,000); provided, however, that such amount shall be prorated for the final month of the Lockbox Period if the Closing Date does not occur on the first of the month following such final month of the Lockbox Period.”

2.	A new definition, “Estimated January Settlement Amount”, shall be added to the PSA to read as follows:
““Estimated January Settlement Amount” has the meaning set forth in Section 2.05.”

3.	A new definition “Estimated Lockbox Adjustments Spreadsheet” shall be added to the PSA as follows:
““Estimated Lockbox Adjustments Spreadsheet” shall mean that certain Excel file entitled “ROUX_Lockbox Adjustments Closing Purchase Price.xlsx” prepared by Seller and circulated by email contemporaneously with the execution copy of this Letter Agreement.”

4.	A new definition “MISO” shall be added to the PSA as follows:
““MISO” shall mean Midcontinent Independent System Operator, Inc., an independent, member based, non-profit organization.”

5.	A new definition, “Seller Marks”, shall be added to the PSA to read as follows:
““Seller Marks” has the meaning set forth in Section 6.08.”

6.	The definition of “Permitted Intercompany Transfer” in the PSA shall be amended by adding immediately prior to the final period thereof, the following:
“and (3) for each month during the Lockbox Period, the Commercial Operations Overhead Allocation.”

7.	A new definition, “Updated Lockbox Adjustments Spreadsheet”, shall be added to the PSA to read as follows:
““Updated Lockbox Adjustments Spreadsheet” has the meaning set forth in Section 2.05.”

8.	Section 2.03(a) of the PSA shall be amended in its entirety to read as follows:
“(a) The closing of the transactions described in Section 2.01 (the “Closing”) will take place at the offices of Jones Day, counsel to Seller, at 250 Vesey Street, New York, NY 10281-1047, or at such other place as the Parties mutually agree, at 10 A.M. local time, on February 4 if all the conditions set forth in Article 7 and Article 8 have been either satisfied or waived as of such date by the party for whose benefit such condition exists (or at such other time as the Parties mutually agree).”

9.	A new Section 2.03(c) shall be added to the PSA to read as follows:

“(c)
The Parties acknowledge and agree that due to the Closing Date being scheduled to occur on the first (1st) day of a calendar month, MISO was notified by Seller and Purchaser in advance of such date in respect of the scheduling and bidding for the day of Closing and further agree as follows:

(i)    Seller and Purchaser shall cooperate in the transfer of each Project from Seller’s account with MISO to Purchaser’s account with MISO which cooperation shall include the transfer of ownership of such Project on the Closing Date and the allocation of costs and revenues related to such Project for the Closing Date. Seller has provided to or shall provide to Purchaser as of the Closing Date access to all historical GADS data in its possession or control related to each Project.

(ii)    For any Project bids submitted to MISO that will be effective on the Closing Date, Seller agrees to bid the applicable Project units in accordance with guidelines to be reasonably agreed to between the Parties hereto.

(iii)    The Parties acknowledge and agree that (x) subject to subclause (iv) below, Purchaser shall actually assume operational control of the Projects for MISO scheduling and bidding purposes as of 12:01 am on February 1, 2019 and (y) the Closing if it does occur shall be deemed to occur as of 12:01 am on the Closing Date. In the event that the Closing does not occur on or before February 6, 2019, Purchaser and Seller shall immediately notify MISO of such fact and shall cooperate to as soon as practicable thereafter, but in no event later than three (3) Business Days thereafter, (a) transfer each Project from Purchaser’s account with MISO to Seller’s account with MISO, and (b) pay Seller any net revenues due based on the time period the Projects are in the Purchaser’s account with MISO. Purchaser shall also, within the calendar month, provide to Seller accounting records to substantiate the revenues and expenses incurred during the transfer period. For any Project bids submitted to MISO that will be effective during such transfer period, Purchaser agrees to bid the applicable Project units in accordance with guidelines to be reasonably agreed to between the Parties hereto.

(iv)    In the event the Closing Date occurs after the date the Projects are transferred from Seller’s account with MISO to Purchaser’s account with MISO, during the period commencing with such transfer until the earlier of (x) the Closing Date and (y) the transfer of the Projects from Purchaser’s account with MISO to Seller’s account with MISO pursuant to the second sentence of subclause (iii) above, (a) Purchaser will take commercial direction from NRG regarding the participation of the Projects in the MISO day-ahead real-time market, (b) such direction by NRG shall be to offer the units at their costs consistent with prior bidding practices and the terms of the PSA, (c) Purchaser shall act as Seller’s agent to sell energy into the MISO market from the Projects on Seller’s behalf, (d) Purchaser shall not take title to any of the energy so sold on Seller’s behalf, (e) Seller shall have sole right and responsibility to determine the amount and characteristics of energy or other products that are available or to be supplied to MISO, subject to its compliance with the terms of the PSA, and (f) Seller shall make all decisions and conduct all activities related to the operation and maintenance of the Projects, subject to its compliance with the terms of the PSA.”

10.	A new Section 2.05 shall be added to the PSA to read as follows:
“2.05 Post-Closing Lockbox Adjustments. The Estimated Lockbox Adjustments Spreadsheet sets forth the calculation methodology for (i) the true up of estimated revenues generated through the operation of the Cottonwood Project minus the plant-level costs (including, for the avoidance of doubt, all costs that would be borne by the “Tenant” pursuant to the Cottonwood

Lease as if it were in effect during the Lockbox Period) in respect of the period beginning on January 1, 2019 and ending on the Closing Date and (ii) the settlement of Intercompany Transfers constituting Permitted Intercompany Transfers in respect of the period beginning on January 1, 2019 and ending on the Closing Date. For the avoidance of doubt, Purchaser’s consummation of the Closing shall not be deemed acceptance of any of the amounts set forth in the Estimated Lockbox Adjustments Spreadsheet. Seller shall deliver to Purchaser within fifteen (15) Business Days after the Closing Date, an update of the Estimated Lockbox Adjustments Spreadsheet (the “Updated Lockbox Adjustments Spreadsheet”). The Updated Lockbox Adjustments Spreadsheet shall follow the exact same format as the Estimated Lockbox Adjustments Spreadsheet and shall contain an update of the information contained in column L of Part II of the “SUMMARY” tab, columns E and G of the “CTW Jan 1 - Closing” tab and columns J and L of the “Interco Summary” tab. Subject to Purchaser’s right to review and verify such Updated Lockbox Adjustments Spreadsheet (including its right to receive reasonable access as set forth in the final sentence of Section 5.04(e)), unless the Purchaser disagrees in good faith with the Updated Lockbox Adjustments Spreadsheet, (i) if the amount set forth in cell O38 of the “SUMMARY” tab of the Updated Lockbox Adjustments Spreadsheet is positive, Purchaser shall pay to Seller no later than fifteen (15) Business Days following the receipt of the Updated Lockbox Adjustments Spreadsheet, in cash in immediately available funds by wire transfer to an account specified by Seller in the Updated Lockbox Adjustments Spreadsheet, an amount equal to the amount of such excess, or (ii) if the amount set forth in cell O38 of the “SUMMARY” tab of the Updated Lockbox Adjustments Spreadsheet is negative, Seller shall pay to Purchaser no later than fifteen (15) Business Days following the receipt of the Updated Lockbox Adjustments Spreadsheet, in cash in immediately available funds by wire transfer to an account specified by Purchaser in writing, an amount equal to such deficit. For the avoidance of doubt, nothing in this Section 2.05 shall limit Purchaser’s rights under Section 11.01(j), nor shall any payment or receipt of payment under this Section 2.05 by Purchaser constitute of a waiver of such rights.”

11.	A new Section 2.06 shall be added to the PSA to read as follows:
“2.06    Beauregard Settlement. On or prior to the Closing Date, Seller shall pay to LA Generating $350,000, which amount Seller represents is the amount remaining to be paid to Beauregard Electric Cooperative, Inc. pursuant to section 5 of that certain Settlement Agreement dated December 14, 2010 by and between LA Generating and Beauregard Electric Cooperative, Inc.”

12.	A new Section 6.08 shall be added to the PSA to read as follows:
“6.08    Use/Removal of Trademarks, Etc. Purchaser acknowledges and agrees that it has and, upon consummation of the transactions contemplated hereby shall have, no right, title, interest, license, or any other right whatsoever to use the “NRG” and “NRG Energy” trade names and trademarks of Seller or its Affiliates, including all such logos (“Seller Marks”). Purchaser shall promptly after the Closing Date but in no event later than two hundred seventy (270) days after the Closing Date, (i) with respect to any Seller Marks that cannot be removed or permanently covered, destroy the assets that contain such Seller Marks and that are not necessary to the operation or maintenance of the Business, and (ii) with respect to any Seller Marks that can be removed or permanently covered, remove or permanently cover such Seller Marks. Purchaser agrees never to challenge Seller’s (or its Affiliates’) ownership of the Seller Marks or any application for registration thereof or any registration thereof or any rights of Seller or its Affiliates therein as a result, directly or indirectly, of its ownership of Acquired Interests. Other than to the extent Purchaser has not yet removed the Seller Marks in accordance with the second sentence of this Section 6.08, Purchaser will not conduct any business or offer any goods or services under any Seller Marks. Other than to the extent Purchaser has not yet removed the Seller Marks in accordance with the second sentence of this Section 6.08, Purchaser will not send, or cause to be sent, any correspondence or other materials to any Person on any stationery that contains any Seller Marks or otherwise operate the Business in any manner which would or might reasonably be expected to confuse any person into believing that Purchaser has any right, title, interest, or license to use any Seller Marks.”

13.	If the Closing occurs on February 1, 2019, the first sentence of Section 6.2 of Exhibit F of the Cottonwood Lease shall be amended to read as follows:
“In addition to these inspections, Landlord shall conduct performance testing for station and per Unit output and heat rate both: (i) on or about December 20, 2018; and (ii) not more than fifteen (15) business days after the date of expiration or prior termination of the Term; provided that if any maintenance described on the Agreed Maintenance Schedule is being performed during the fifteen (15) business day period described in clause (ii), Tenant shall complete such maintenance within such fifteen (15) business day period, at Tenant’s sole cost and expense, prior to performing such end-of-term performance testing.”

14.	Schedule 7.14 of the PSA shall be replaced in its entirety by that Schedule 7.14 attached hereto as Exhibit A.

15.	Schedule 11.01(h) of the PSA shall be replaced in its entirety by that Schedule 11.01(h) attached hereto as Exhibit B.

16.	For the avoidance of doubt and notwithstanding anything to the contrary in the PSA, all references in the PSA to the “Agreement” shall be deemed to be the PSA as amended by this Letter Agreement.

17.
Any term or condition of this Letter Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition and delivered pursuant to Section 13.01 of the PSA. No waiver by any Party of any term or condition of this Letter Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same on any future occasion or any other term or condition of this Letter Agreement on that or any future occasion. All remedies, either under this Letter Agreement or by Law or otherwise afforded, will be cumulative and not alternative.

18.	This Letter Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each Party

19.
This Letter Agreement and its enforcement, and any controversy arising out of or relating to the making or performance of this Letter Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the law of the State of New York, without regard to New York’s principles of conflicts of law.

20.	This Agreement may be executed by facsimile signature in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

21.	Except to the extent expressly amended by this Letter Agreement, all terms of the PSA shall remain in full force and effect without amendment, change or modification.
[Signature page follows]

This Letter Agreement has been duly executed and delivered by the duly authorized representative of each Party as of the date first above written.

PURCHASER:	CLECO CAJUN LLC, a Louisiana limited liability company

By: /s/ Eric Schouest
Name: Eric Schouest
Title: Interim President

SELLER:	NRG ENERGY, INC., a Delaware corporation

By: /s/ Bruce Chung
Name: Bruce Chung
Title: Senior Vice President

[Signature Page to South Central Letter Agreement]